Exhibit 5(b) and 8

                            THELEN REID & PRIEST LLP
                              40 West 57th Street
                           New York, New York  10019



                                       December 29, 1999




UniSource Energy Corporation
220 West Sixth Street
Tucson, Arizona  85701


Ladies and Gentlemen:

     We are acting as counsel to UniSource Energy Corporation, an Arizona corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the registration of one million shares (the "Shares") of the Company's Common Stock, without par value ("Common Stock") and the attached Preferred Share Purchase Rights (the "Rights"), to be issued under its Investment Plus Plan (the "Plan").

     Subject to the qualifications hereinafter expressed, we are of the opinion that:

     1. The company is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona.

     2. With respect to the authorized but unissued shares of Common Stock to be issued and sold pursuant to the Plan, when

          (a) the Registration Statement shall have become effective under the Act, and

          (b) such Shares shall have been issued, sold and delivered by the Company pursuant to the Plan, all as contemplated by, and in conformity with resolutions of the Company's Board of Directors adopted at a meeting duly held on December 3, 1999 and the Company's Amended and Restated Articles of Incorporation,

          such Common Stock will have been legally and validly issued and will be fully paid and nonassessable.

     3. The Rights, when issued as contemplated by the Registration Statement, will be validly issued.

     We are further of the opinion that the statements contained in the Prospectus portion of the Registration Statement under the caption "FEDERAL INCOME TAX INFORMATION" describing certain federal income tax consequences to holders of the Shares issued pursuant to the Plan, as qualified therein, constitutes an accurate description, in general terms, of the indicated United States federal income tax consequences to holders of such Shares.

     As members of the New York bar, we do not hold ourselves out as experts of the laws of other states. To the extent the opinions expressed are dependent upon matters governed by the law of the State of Arizona, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Dennis
R. Nelson, Esq.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5(b) and 8 to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we belong to the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

                                              Very truly yours,

                                              /s/ Thelen Reid & Priest LLP

                                              THELEN REID & PRIEST LLP